EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 3 to Form S-1 Registration Statement of our report dated March 29, 2024, which includes an explanatory paragraph regarding Catheter Precision, Inc’s ability to continue as a going concern, relating to the consolidated financial statements of Catheter Precision, Inc. and Subsidiary (the “Company”), as of and for the year ended December 31, 2023, appearing in the Company’s Form 10-K filed on April 1, 2024.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

August 26, 2024